Exhibit 99.1

Contact:	Abaxis, Inc.	Lytham Partners, LLC
	Clint Severson	Joe Dorame, Robert Blum and Joe Diaz
	Chief Executive Officer	602-889-9700
510-675-6500

Abaxis Announces Exclusive Distribution Agreement with Abbott

Abbott to market, sell and distribute the Piccolo® Xpress and its reagent discs for point-of-care blood chemistry analysis in the human medical market

Union City, California – October 31, 2012 - Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today announced the Company has signed an exclusive multi-year distribution agreement with Abbott's Point of Care business to market and distribute the Piccolo Xpress®, a portable clinical chemistry system and its full line of one-time use reagent discs to the human medical market.

Under terms of the agreement, Abbott will have the exclusive right to distribute and sell in the U.S. and China (including Hong Kong) Abaxis’ Piccolo Xpress chemistry analyzer and associated consumables in the professionally attended human healthcare market. Abaxis will retain the distribution rights to current customer, Catapult Health and certain segments including pharmacy and retail store clinics, shopping malls, contract research organizations (CROs), and cruise ship lines. Abaxis will provide technical support and warranty services to support Abbott’s commercial efforts.

Clint Severson, chairman and chief executive officer of Abaxis, said, “We are extremely pleased to have formed a strategic partnership with Abbott to sell and distribute our Piccolo Xpress instruments and our reagents discs. This agreement with Abbott dramatically expands our reach across the broad spectrum of healthcare institutions and medical practitioners throughout the U.S. and provides the opportunity to enter the China market.  We believe this agreement validates the technology of our innovative products to produce lab-accurate comprehensive test results in minutes, reduce medical expenses and improve patient outcomes. We expect that this partnership will allow us to grow our medical sales, and look forward to a successful collaboration with Abbott in the years to come.”

In light of this distribution agreement, Abaxis will reorganize its North American medical sales and marketing organization. Mr. Brenton Hanlon, former Vice President of North American Medical Sales and Marketing, has left the Company, effective October 29, 2012 to pursue other opportunities.

“I would also like to extend my appreciation to Brenton Hanlon and his team for the work done in widening the recognition of our Piccolo line of products and the benefits that it provides for medical practitioners and institutions throughout the U.S.,” continued Mr. Severson. “We wish Brenton the best in his future endeavors.”

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Conference Call
Abaxis has scheduled a conference call to discuss the recent developments at 4:15 p.m. Eastern Time on Wednesday, October 31, 2012.  Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10020820, through November 6, 2012.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.  The veterinary business also provides to the animal health and research market a line of hematology instruments for point-of-care complete blood counts (CBC), a specialty instrument to screen for and detect clotting disorders and to measure equine fibrinogen levels, a handheld instrument for the rapid assessment of certain critical care tests and rapid point-of-care tests for Heartworm infections, Parvovirus, Giardia and Lyme disease.  Abaxis, through its AVRL division, provides routine laboratory testing as well as specialty testing for veterinarians nationwide.

Forward Looking Statements
This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to losses or system failures with respect to Abaxis’ facilities or manufacturing operations, fluctuations in quarterly operating results, dependence on sole suppliers, the market acceptance of Abaxis’ products and services, the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties, risks related to condition of the United States economy and other risks detailed under “Risk Factors” in Abaxis’ Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012 and Abaxis’ other periodic reports filed from time to time with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

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